                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                              NEOTHERAPEUTICS, INC.
                              ---------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                   640-656104
                                   ----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                     -----------------
CUSIP NO.  640-656104                                     PAGE 2 OF 5 PAGES
---------------------                                     -----------------

===============================================================================
1         NAME OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Alvin J. Glasky, Ph.D.
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)
                                                                         (a) [ ]
          N/A
                                                                         (b) [ ]
-------------------------------------------------------------------------------
3         SEC USE ONLY



-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America
-------------------------------------------------------------------------------
                               5        SOLE VOTING POWER
          NUMBER OF

           SHARES                       1, 307,911
                               ------------------------------------------------
                               6        SHARED VOTING POWER
         REPORTING

        BENEFICIALLY                    -0-
                               ------------------------------------------------
                               7       SOLE DISPOSITIVE POWER
          OWNED BY

            EACH                       1,307,911
                               ------------------------------------------------
                               8       SHARED DISPOSITIVE POWER
           PERSON

            WITH                       -0-
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,307,911
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X| (SEE INSTRUCTIONS)

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          23.93%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON   (SEE INSTRUCTIONS)

          IN
===============================================================================

ITEM 1.

          (a)   NAME OF ISSUER:
                ---------------

                NeoTherapeutics, Inc.

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                ------------------------------------------------

                157 Technology Drive
                Irvine, CA 92618

ITEM 2.   (a)   NAME OF PERSON FILING:
                ----------------------

                Alvin J. Glasky, Ph.D.

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                -------------------------------------

                157 Technology Drive
                Irvine, CA 92618

          (c)   CITIZENSHIP:  United States of America
                ------------

          (c)   TITLE OF CLASS OF SECURITIES:
                -----------------------------

                Common Stock, $.001 par value per share

          (d)   CUSIP NUMBER:
                -------------

                640-656104


ITEM 3. If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

          (a) [ ] Broker or dealer registered under Section 15 of the Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

          (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Rule
                  13d-1(b)(1)(ii)(F).

          (g) [ ] Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) (Note, See Item 7).

          (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.   OWNERSHIP.

          If the percent of the class owned, as of December 31, 1997, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount beneficially owned:                            1,307,911*
          (b)  Percent of Class:                                         23.93%
          (c)  Number of shares as to such person has:
               (i)    Sole power to vote or to direct the vote:      1,307,911*
               (ii)   Shared power to vote or to direct to vote:            -0-
               (iii)  Sole power to dispose or to direct the
                        disposition of:                              1,307,911*
               (iv)   Shared power to dispose or to direct the
                        disposition of:                                     -0-
          ------------

          *Includes 88,173 shares currently issuable under the exercise of a warrant, as well as 25,000 shares of common stock which can be acquired upon the exercise of outstanding options within 60 days of December 31, 1997, held by Dr. Glasky. Excludes 49,462 shares owned by Dr. Glasky's wife, as to which he disclaims beneficial ownership.

ITEM 5.   OWNERSHIP OF 5% OR LESS OF CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATION.

          N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:  February 10, 1998                  By:  /s/ Alvin J. Glasky, Ph.D.
                                                -------------------------------
                                                    Alvin J. Glasky, Ph.D.